AMENDMENT NO. 2

This AMENDMENT NO 2 (this “Amendment”) is made as of March 15, 2018 among Guggenheim Taxable Municipal Managed Duration Trust (f/k/a Guggenheim Build America Bonds Managed Duration Trust), as borrower (the “Borrower”), Societe Generale, New York Branch as lender (the “Lender”) and Societe Generale, as agent (the “Agent”)
The Borrower has requested that the Lender and the Agent amend certain provisions of the Credit Agreement dated as of February 27, 2015 entered into among the Borrower, the Lender and the Agent (the “Credit Agreement”), and the Lender and the Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. INTERPRETATION. Unless otherwise specifically defined herein, capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as amended hereby.
2. AMENDED AND RESTATED DEFINITIONS. From and after the date hereof, the following terms, as used in the Credit Agreement, shall have the following meanings:
“Applicable LIBOR Rate” means for any day with respect to any Loan:
(i) the applicable ICE Benchmark Administration’s LIBOR (or such corresponding rate published by any successor in interest to the ICE Benchmark Administration) (“ICE LIBOR”), as published by Bloomberg (or, if not so published, other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, then the ICE LIBOR published on the immediately preceding Business Day), for Dollar deposits (for delivery on such day or such immediately preceding Business Day, as applicable) with a one-month term, or
(ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average interest settlement rate for Dollar deposits (for delivery on such day) with a term of one month, determined as of approximately 11:00 a.m. (London time) on such day, or
(iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits for delivery on such day in same day funds in the approximate amount of the Loan being made and with a term of one month would be offered by the London Branch of Societe Generale to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) on such day;
provided that in no event shall the Applicable LIBOR Rate be less than zero.
“Maturity Date” means the earliest to occur of (i) June 15, 2018, or if such day is not a Business Day, the next preceding Business Day, (ii) the date on which the Facility is terminated pursuant Section 2(h), and (iii) the date on which the Lender’s commitment to make Loans otherwise terminates pursuant to Section 7 and Agent declares all Loans to be immediately due and payable.
“Spread” means 0.80% per annum
3. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender and the Agent that (a) the representations and warranties contained in the Credit Agreement and the other Transaction Documents are true and correct in all material respects on the date hereof as if made on and as of the date hereof and (b) no Default or Event of Default will have occurred and be continuing before or after giving effect hereto.
4. EFFECTIVENESS. This Amendment shall become effective upon the receipt by the Agent of evidence satisfactory to the Agent that this Amendment has been executed and delivered by each of the parties hereto, in form and substance satisfactory to the Agent.
5. NO OTHER AMENDMENT. Except as expressly provided herein, this Amendment shall not operate as an amendment or waiver of any right, power or privilege of the Lender or the Agent under the Credit Agreement or of any other term or condition of the Credit Agreement and the other Transaction Documents, each of which shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.
6. COUNTERPARTS This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
7 APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE PROVIDED THAT THE LENDER AND THE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

 GUGGENHEIM TAXABLE MUNICIPAL MANAGED DURATION TRUST, as Borrower

By:	/s/ John L. Sullivan
Name:	John L. Sullivan
Title:	CFO

SOCIETE GENERALE, NEW YORK BRANCH, as Lender

By:	/s/Noemie Chantier
Name:	Noemie Chantier
Title:	Director

SOCIETE GENERALE, as Agent

By:	/s/Noemie Chantier
Name:	Noemie Chantier
Title:	Director